Exhibit 99.01

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

31 December 2004

Shire signs non-binding agreement for new ADHD Phase III compound

Basingstoke, UK and Philadelphia, US - 31 December 2004 - Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces the signing of a non-binding initial agreement to globally develop and commercialize a new Attention Deficit Hyperactivity Disorder (ADHD) compound from New River Pharmaceuticals Inc.  The compound, currently known as NRP104, is in Phase III clinical development in the US.  New River Pharmaceuticals expects the product to reach the market in the US by 2006.

NRP104 is a new chemical entity - an amphetamine prodrug where lysine is linked to d-amphetamine single salt.  Because it is inactive until metabolized in the GI tract, it may offer the advantage of reduced potential for abuse or overdose and may have a unique safety profile versus traditional stimulants.

Says Matthew Emmens, Shire’s Chief Executive Officer: "We are impressed with the New River Pharmaceuticals technology platform and with NRP104 in particular.  We are pleased to be in the final stage of our discussions.  This partnership is of benefit to both parties because of Shire’s track record and expertise in the ADHD market and its global structure.  When a definitive agreement is reached, access to this unique compound will support our vision of maintaining a leadership position in the treatment of ADHD in the years ahead."

As negotiations continue deal terms are not being disclosed. Under the terms of the letter of intent signed today, Shire has the exclusive right to negotiate a transaction with New River until January 31, 2005.The final agreement will be subject to all necessary regulatory approvals.

-end-

For further information please contact:

Investor Relations Cléa Rosenfeld (UK and Europe)	+44 1256 894 160
Brian Piper (US and Canada)	+1 484 595 8252

Media Jessica Mann (UK and Europe)	+44 1256 894 280
Matthew Cabrey (US)	+1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate), Shire’s ability to secure new products for development, the implementation of the current reorganization and other risks and uncertainties detailed from time to time in Shire’s filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, with the Securities and Exchange Commission.